UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2016

GENER8 MARITIME, INC.

(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34228	66-071-6485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 2nd Floor New York, NY	10171
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  (212) 763-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On October 20, 2016, Gener8 Maritime, Inc. (the “Company”) amended the Korean Export Credit Facility to modify the change of control provision in this credit facility to conform to its Sinosure Credit Facility.  Pursuant to this amendment, a change of control will occur if, at any time, none of (i) Peter Georgiopoulos, (ii) Gary Brocklesby or (iii) Nicolas Busch serves as a member of the Company’s board of directors.  For example, since Mr. Brocklesby is not currently a member of the board of directors, a change of control would occur should Mr. Georgiopoulos and Mr. Busch both resign or be removed from the board, decline to stand for reelection or fail to be reelected to the board, die or otherwise cease to remain as the Company’s directors for any reason. In the event of a change of control under the Korean Export Credit Facility, the majority of lenders may elect to declare all amounts outstanding under the loans to be immediately due and payable and, in the event of non-payment, proceed against the collateral securing such loans. The lenders under this credit facility may make this election at any time following the occurrence of a change of control.  Prior to this amendment, the change of control provision provided that a change of control would occur if Mr. Georgioupoulos was no longer a director of the Company.  Along with this amendment, certain other technical amendments were also made to the Korean Export Credit Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Gener8 Maritime, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENER8 MARITIME, INC.

/s/ Leonard J. Vrondissis

Leonard J. Vrondissis
Chief Financial Officer, Executive Vice President and Secretary

DATE: October 24, 2016